Exhibit 10.3
NEWFIELD EXPLORATION COMPANY
CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT

Awardee
Date of Award:	February 10, 2016
Vesting Dates:	First Vesting Date: August 15, 2016 Second Vesting Date: August 15, 2017 Third Vesting Date: August 15, 2018 Fourth Vesting Date: February 15, 2019
Number of Restricted Stock Units:	__________________
Effective as of the Date of Award set forth above (the “Date of Award”), the Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company, a Delaware corporation (the “Company”), hereby awards to you, the above-named awardee, that number of Cash-Settled Restricted Stock Units set forth above, on the terms and conditions of the attached Terms and Conditions (the “Terms and Conditions”) and this Cash-Settled Restricted Stock Unit Award Agreement (the “Agreement”).
A “Cash-Settled Restricted Stock Unit” is a right to receive a cash payment equal to the Fair Market Value (as defined below) of a share of the Company’s common stock, $.01 par value per share (the “Common Stock”), on the applicable Vesting Date.
The Cash-Settled Restricted Stock Units shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Cash-Settled Restricted Stock Units and the obligation to forfeit and surrender such Cash-Settled Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse as to the Cash-Settled Restricted Stock Units that are awarded hereby in accordance with the following schedule provided that your employment with the Company and its direct and indirect wholly-owned subsidiaries (collectively, the “Company Group”) has not terminated prior to the applicable Vesting Date:

(a)	on the First Vesting Date, the Forfeiture Restrictions shall lapse as to one-fourth of the Cash-Settled Restricted Stock Units subject to this Agreement; and

(b)
on each succeeding Vesting Date, the Forfeiture Restrictions shall lapse as to an additional one-fourth of the Cash-Settled Restricted Stock Units subject to this Agreement, so that on the Fourth Vesting Date the Forfeiture Restrictions shall have lapsed as to all of the Cash-Settled Restricted Stock Units subject to this Agreement.

If a Change of Control (as that term is defined below) of the Company occurs or if you die, become Disabled or your employment terminates by reason of a Qualified Retirement, in each case,

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before the Fourth Vesting Date, your rights to the Cash-Settled Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions.
Following the lapse of the Forfeiture Restrictions applicable to a Cash-Settled Restricted Stock Unit, the Company shall pay to you, at the time of payment provided in the attached Terms and Conditions, an amount in cash equal to the Fair Market Value of one share of the Common Stock on the applicable Vesting Date in exchange for each such vested Cash-Settled Restricted Stock Unit and thereafter you shall have no further rights with respect to such Cash-Settled Restricted Stock Unit. The Cash-Settled Restricted Stock Units may be not sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Terms and Conditions shall be voided and the Company shall not be bound thereby.
For purposes of this Agreement and the Terms and Conditions:
(a) “Change of Control” means the occurrence of any of the following events: (i) the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person), (ii) the consummation of a merger or consolidation of the Company with another Person and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other Person, (iv) the Company is to be dissolved and liquidated, (v) any Person, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including the power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power) or (vi) as a result of or in connection with a contested election of directors, the individuals who were directors of the Company before such election cease to constitute a majority of the Board. The definition of “Change of Control” shall be limited to the extent necessary to comply with the definition of “change in the ownership or effective control” of the corporation, or “change in the ownership of a substantial portion of the assets” of the corporation, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the final Department of Treasury Regulations issued thereunder (“Section 409A”).
(b) “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
(c) “Fair Market Value” means, as of any specified date, if the Common Stock is traded on a national stock exchange, (i) the mean of the high and low sales prices of the Common Stock reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or (ii) if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock were so reported. If the Common Stock is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between (A) the reported high and low price or (B) the closing bid and asked prices, as applicable, of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate, which

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method or manner shall comply with the requirements of a reasonable valuation method as described under Section 409A.
If during the period in which you hold the Cash-Settled Restricted Stock Units, the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the number of Cash-Settled Restricted Stock Units that have not then been previously exchanged by the Company for the payment described above by an amount equal to the product of (a) the number of Cash-Settled Restricted Stock Units that have not been forfeited to or exchanged by the Company and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Cash-Settled Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for the payment described above at the same time and on the same basis as such Cash-Settled Restricted Stock Unit.
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Terms and Conditions.
In accepting the award of the Cash-Settled Restricted Stock Units, you accept and agree to be bound by all the terms and conditions of this Agreement and the Terms and Conditions.

IN WITNESS WHEREOF, the Committee has caused this Agreement to be duly executed by an authorized officer of the Company, and Awardee has executed this Agreement, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

AWARDEE

[Awardee]

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NEWFIELD EXPLORATION COMPANY
CASH-SETTLED RESTRICTED STOCK UNIT AWARD
TERMS AND CONDITIONS

1.
TERMINATION OF EMPLOYMENT/CHANGE OF CONTROL. The following provisions will apply in the event your employment with the Company Group terminates, or a Change of Control of the Company occurs, in each case, prior to the Fourth Vesting Date specified in the Cash-Settled Restricted Stock Unit Award Agreement (the “Agreement”) to which these Terms and Conditions are attached (the “Terms and Conditions”).

1.1    Termination Generally. If your employment with the Company Group terminates before the Fourth Vesting Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall not lapse and the number of Cash-Settled Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your employment terminates.
1.2    Change of Control. If a Change of Control of the Company occurs before the Fourth Vesting Date and you do not terminate employment with the Company Group before the date the Change of Control of the Company is consummated, then all remaining Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall lapse on the date the Change of Control of the Company is consummated if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A.
1.3    Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if before the Fourth Vesting Date you incur a Separation From Service due to your having incurred a Disability, then all remaining Forfeiture Restrictions then applicable to the Cash-Settled Restricted Stock Units shall immediately lapse on the date you incur such Separation From Service due to your Disability. For purposes of the Terms and Conditions (a) you will be treated as having a “Disability” if you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group; and (b) “Separation From Service” has the meaning ascribed to that term in Section 409A.
1.4    Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Fourth Vesting Date and before you have otherwise terminated employment with the Company Group, then all remaining Forfeiture

Restrictions then applicable to the Cash-Settled Restricted Stock Units shall immediately lapse on the date of the termination of your employment due to death.
1.5    Qualified Retirement. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if before the Fourth Vesting Date you incur a Separation From Service as a result of your Qualified Retirement, then the number of Cash-Settled Restricted Stock Units issued to you under the Agreement shall automatically be reduced (without further action by you and/or the Company) on the date you incur such Separation From Service to that number of Cash-Settled Restricted Stock Units determined under the following formula (the “Retirement Adjusted Cash-Settled Restricted Stock Units”):
(1) multiplied by (2) divided by (3)
where (1) is the number of the Cash-Settled Restricted Stock Units with respect to which Forfeiture Restrictions would have otherwise lapsed on the next Vesting Date following your Separation From Service due to Qualified Retirement, (2) is the number of days, if any, that have elapsed (excluding the date of your Separation From Service) since the most recent Vesting Date before the date you incur the Separation From Service due to Qualified Retirement, and (3) is the total number of days between (a) the most recent Vesting Date before the date you incur the Separation From Service due to Qualified Retirement and (b) the next Vesting Date following your Separation From Service due to Qualified Retirement.
The excess of (i) the number of Cash-Settled Restricted Stock Units that were originally awarded to you under the Agreement with respect to which Forfeiture Restrictions have not lapsed as of the date of your Separation From Service due to Qualified Retirement over (ii) the Retirement Adjusted Cash-Settled Restricted Stock Units shall be immediately forfeited on the date you incur the Separation From Service due to Qualified Retirement. The Forfeiture Restrictions with respect to the Retirement Adjusted Cash-Settled Restricted Stock Units shall immediately lapse on the date you incur the Separation From Service due to your Qualified Retirement.
For purposes of the Terms and Conditions (a) “Qualified Retirement” means you (i) either are (A) at least age 60 and sign a non-compete agreement (the form of which is attached hereto as Exhibit A) that is effective until your reaching age 62 or (B) are at least age 62, (ii) have at least 10 years of Qualified Service and (iii) provide the Requisite Notice; (b) “Qualified Service” means your continuous employment with the Company or a subsidiary of the Company during the time that such subsidiary is, directly or indirectly, a wholly owned subsidiary of the Company plus any additional service credit granted to you (or a group of employees of which you are a member) by the Board of Directors of the Company; and (c) “Requisite Notice” means (i) if you are an officer of the Company, at least six months prior written notice to the Board of Directors of the Company or (ii) otherwise, at least three months prior written notice to the chief executive officer of the Company.

2.	PAYMENT IN SETTLEMENT OF VESTED CASH-SETTLED RSUS. Payment in respect of vested Cash-Settled Restricted Stock Units shall be made as soon as practicable,

but no later than 60 days following, as applicable (a) the Vesting Dates specified in the Agreement on which the Forfeiture Restrictions applicable to the Cash-Settled Restricted Stock Units lapse; (b) the date the Change of Control of the Company is consummated if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, in the case of vesting under Section 1.2; (c) the date of your death, in the case of vesting under Section 1.4; or (d) the date you incur a Separation From Service, in the case of vesting under Section 1.3 or 1.5; provided, that, if vesting occurs under Section 1.3 or 1.5 and you are a Specified Employee, payment in respect of vested Cash-Settled Restricted Stock Units shall instead be made on the date that is six months and one day following your Separation From Service; provided, however, that if you die before the expiration of such six-month delay period (if applicable) then payment shall be made on the date of your death. For purposes of the Terms and Conditions, “Specified Employee” means an individual who is, as of the date of the individual’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account any elections made and procedures established in resolutions adopted by the Committee. As provided in the Agreement, payment in settlement of vested Cash-Settled Restricted Stock Units shall be made in the form of a cash payment equal to the Fair Market Value of one share of Common Stock on the applicable Vesting Date in exchange for each vested Cash-Settled Restricted Stock Unit, subject to satisfaction of applicable withholding and other taxes as provided in Section 4.

3.
PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive a payment with respect to a Cash-Settled Restricted Stock Unit, to the extent still outstanding at that time, shall be completely forfeited. A “Prohibited Activity" shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

4.
TAX WITHHOLDING. To the extent that the receipt of the Cash-Settled Restricted Stock Units or the lapse of any applicable Forfeiture Restrictions or payment in settlement thereof results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt, lapse or payment, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any payment with respect to a Cash-Settled Restricted Stock Unit made under the

Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation.

5.
NONTRANSFERABILITY. Neither the Cash-Settled Restricted Stock Units, the Agreement nor the Terms and Conditions is transferable by you otherwise than by will or by the laws of descent and distribution. The community interest, if any, of any spouse of Awardee in any of the Cash-Settled Restricted Stock Units shall be subject to all of the terms, conditions and restrictions of the Agreement and the Terms and Conditions, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Awardee’s interest in such Cash-Settled Restricted Stock Units to be so forfeited and surrendered pursuant to the Agreement or the Terms and Conditions.

6.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS.
6.1    The existence of the Cash-Settled Restricted Stock Units shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
6.2    If the Company shall effect a subdivision or consolidation of the Common Stock or other capital readjustment or other increase or reduction of the number of shares of the Common Stock outstanding (other than the payment of a stock dividend with respect to the Common Stock), without receiving compensation therefor in money, services or property, then the number of Cash-Settled Restricted Stock Units awarded under the Agreement shall be appropriately adjusted in the same manner as if you were the holder of an equivalent number of shares of the Common Stock immediately prior to the event requiring the adjustment.

7.
CASH-SETTLED RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Cash-Settled Restricted Stock Units that are awarded hereby.

8.
NO ADVICE REGARDING CASH-SETTLED RSUs. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company Group, or any of its respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your receipt and holding of, the lapse of Forfeiture Restrictions with respect to and the settlement of the Cash-Settled Restricted Stock Units, and (b) in deciding to accept the Cash-Settled Restricted Stock Units, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your receipt and holding of, the lapse of Forfeiture Restrictions with respect to and the settlement of the Cash-Settled Restricted Stock Units.

9.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement and these Terms and Conditions, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with a member of the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship and the cause of such termination and the Committee’s determination shall be final and binding on all Persons. The Committee may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company or the Company Group, provided that rights to the Cash-Settled Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began. Records of the Company or of the Company Group regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

10.
FURNISH INFORMATION. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

11.
NOT AN EMPLOYMENT AGREEMENT. The Agreement and the Terms and Conditions are not an employment agreement, and no provision of the Agreement or these Terms and Conditions shall be construed or interpreted to create an employment relationship between you and any member of the Company Group or guarantee the right to remain employed by any member of the Company Group for any specified term.

12.
LIMIT OF LIABILITY. Under no circumstances will any member of the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought. No member of the Company Group and no member of the Board of Directors shall be liable for any act, omission or determination taken or made in good faith with respect to the Agreement, the Terms and Conditions or the Cash-Settled Restricted Stock Units granted thereunder.

13.
EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment to execute a release and receipt therefor in such form as it shall determine.

14.
FUNDING. You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Agreement and the Terms and Conditions. Your right to receive payments under the Agreement and the Terms and Conditions shall be no greater than the rights of an unsecured general creditor of the Company.

15.	NO GUARANTEE OF INTERESTS. The Board of Directors and the Company do not guarantee the Common Stock of the Company underlying the Cash-Settled Restricted Stock Units from loss or depreciation.

16.
INFORMATION CONFIDENTIAL. As partial consideration for the granting of the award under the Agreement and the Terms and Conditions, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to these Terms and Conditions or the Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

17.	SUCCESSORS. These Terms and Conditions and the Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

18.
SEVERABILITY. If any provision of these Terms and Conditions or the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and these Terms and Conditions and the Agreement shall be construed and enforced as if the illegal or invalid provision had never been included.

19.	HEADINGS. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

20.
GOVERNING LAW. All questions arising with respect to the provisions of these Terms and Conditions and the Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.

21.
CONSENT TO TEXAS JURISDICTION AND VENUE. You hereby consent and agree that state courts located in Montgomery County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Cash-Settled Restricted Stock Units, these Terms and Conditions, or the Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

22.
AMENDMENT. These Terms and Conditions and the Agreement may be amended by the Committee at any time; provided, that no such amendment shall adversely affect the Cash-Settled Restricted Stock Units in any material way, without your written consent.

23.	MISCELLANEOUS. The term “you” and “your” refer to the Awardee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT A
NON-COMPETE AGREEMENT
THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of [date of Qualified Retirement] and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”), and ________________, a retiring employee of the Company (“Retiring Employee”).
R E C I T A L S:
WHEREAS, Retiring Employee has been granted the awards set forth on Annex A hereto (the “Awards”) by the Company;
WHEREAS, pursuant to the terms of the agreements governing the Awards (the “Award Agreements”), Retiring Employee is entitled to certain benefits (the “Retirement Benefits”) if Retiring Employee’s termination of employment with the Company is by reason of a “Qualified Retirement” (as defined in each of the Award Agreements); and
WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Benefits that Retiring Employee enter into a Non-Compete Agreement substantially in the form of this Agreement;
NOW, THEREFORE, in consideration of the premises, the Retirement Benefits to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions; Rules of Construction.
(a)    Definitions. The following capitalized terms shall have the meaning given to it below:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area.
“Covered Area” means (i) the United States of America; and (ii) any foreign jurisdiction (A) in which the Company is operating or (B) with respect to which the Company is actively considering for operations, in the case of clause (ii) only, as of the date hereof.
“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
“Term” means the period commencing on the date hereof and ending on the date on which Retiring Employee attains the age of 62.
(b)    Rules of Construction. For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.
2.    Non-Competition and Non-Solicitation. During the Term, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (a) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (b) own securities issued by the Company. In addition, Retiring Employee agrees that during the Term he shall not, directly or indirectly: (i) interfere with the relationship of the Company or any Affiliate of the Company, or endeavor to entice away from the Company or any Affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates, (ii) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (iii) employ, engage as a consultant or adviser, or solicit employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing. Retiring Employee agrees that the restrictions contained in this Section 2 are necessary to protect Company’s goodwill and confidential information the Company has provided to Retiring Employee.
3.    Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in providing the Retirement Benefits, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company. Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages. Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof. The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages.
4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law. The parties further agree that a court may revise any provision of this Agreement to render the Agreement enforceable to the maximum extent possible.
5.    Amendment; Modification; Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).
6.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
7.    No Effect on Retiring Employee’s Obligations. This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.
8.    Legal Fees. If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.    Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction. Venue shall lie exclusively with the district courts of Montgomery County, Texas, and such courts shall have jurisdiction to hear all matters arising from this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

RETIRING EMPLOYEE

[Retiring Employee]

ANNEX A

[insert list of awards]